Exhibit 10.3

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is dated as of November 1, 2012.

BETWEEN:

BRUCE SINCLAIR

(hereinafter referred to as “Consultant”)

- and -

ALLIED NEVADA GOLD CORP.

(hereinafter referred to as “Allied Nevada”)

WHEREAS the Consultant shall provide consulting services to Allied Nevada with respect to board effectiveness and be available to respond to questions and inquiries of officers and directors of Allied Nevada through the 2013 Annual Meeting of Stockholders of Allied Nevada (the “2013 Annual Meeting”);

NOW THEREFORE in consideration of the premises and mutual agreements hereinafter set out and of other consideration set out in this Agreement (the receipt and sufficiency of which are acknowledged by the parties), the parties agree as follows:

1.	The Consultant shall provide the consulting services as contemplated in the recital above to Allied Nevada and as requested by Allied Nevada from time to time and up to the 2013 Annual Meeting.

2.	In consideration Allied Nevada agrees to provide the following to the Consultant:

(i) aggregate cash remuneration of $14,583 payable ratably through the 2013 Annual Meeting;

(ii) 2,208 restricted stock units vesting on April 1, 2013; and

(iii) reimbursement for COBRA payments at the rate of $1,170.88 per month through the 2013 Annual Meeting and the ability to continue COBRA coverage (without reimbursement) for a period of 11 months thereafter.

3.	The parties acknowledge and agree that, effective as of the date of this Agreement, 3,092 previously awarded deferred share units and 40,267 previously awarded deferred phantom units shall be deemed to have been vested in accordance with the terms of such awards and the respective plans pursuant to which such awards were granted.

4.	The Consultant has all the requisite power and authority to enter into this Agreement.

5.	Allied Nevada has all the requisite corporate power, capacity and authority to enter into this Agreement.

6.	Each party agrees from time to time to do and perform such other and further acts and execute and deliver any and all such other instruments as may be required by applicable law or reasonably requested by the other party to establish, maintain or protect the rights and remedies of the requesting party or to carry out and effect the intent and purpose of this Agreement.

7.	This Agreement is governed by the laws of the State of Nevada.

8.	This Agreement may be terminated by either party upon written notice, but in any event shall terminate upon the close of the 2013 Annual Meeting.

9.	This Agreement may be executed in counterparts, each of which when delivered, either in original or other electronic form, shall be deemed to be an original and all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto with affect as of the date first above written.

/s/ Joan Sinclair		/s/ Bruce Sinclair
Witness		BRUCE SINCLAIR

ALLIED NEVADA GOLD CORP.

	Per:	/s/ Gary Banbury
Authorized Signatory